Exhibit (k)(4)

SERVICES AGREEMENT

BETWEEN

GEMCORP COMMODITIES TRADING SA

GEMCORP COMMODITIES TRADING (SERVICES) LIMITED

GEMCORP COMMODITIES GLOBAL DMCC

AND

GEMCORP COMMODITIES ALTERNATIVE PRODUCTS FUND

This Agreement (“Agreement”) is made as of September [ ], 2024 by and between Gemcorp Commodities Alternative Products Fund, a Delaware statutory trust (the “Fund”), and Gemcorp Commodities Trading SA, Gemcorp Commodities Trading (Services) Limited and Gemcorp Commodities Global DMCC (together, the “Servicers”).

WHEREAS, the Fund is a newly organized closed-end management investment fund registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, the Fund desires to engage from time to time the Servicers to provide certain services to the Fund in the manner and on the terms hereinafter set forth; and

WHEREAS, the Servicers are willing to provide certain services to the Fund on the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Fund and the Servicers hereby agree as follows:

1. Duties of the Servicer.

(a) Engagement of Servicers. From time to time, the parties may agree that the Servicers provide certain services to the Fund as set forth herein, subject to review by and the overall control of the Board of Trustees of the Fund (the “Board”), for the period and on the terms and conditions set forth in this Agreement. The Servicers hereby accept such retention and agree during such period to render, or arrange for the rendering of, such services as required and to assume the obligations herein set forth subject to the reimbursement of costs and expenses provided for below. The Servicers shall for all purposes herein be deemed to be independent contractors and shall, unless otherwise expressly provided or authorized herein, have no authority to act for or represent the Fund in any way or otherwise be deemed agents of the Fund.

(b) Services. The Servicers shall perform or arrange for the performance of the following services which are required as part of the Fund’s trading and investment strategy:

(i) provide or support legal due diligence efforts, as may be requested by the Fund from time to time;

(ii) assist the Fund with the preparation of term sheets and transaction models and presentations as may be requested by the Fund from time to time;

(iii) assist the Fund with marine cargo and credit insurance review and negotiation with insurers;

(iv) assist the Fund with the preparation of transaction financing agreements and related documentation;

(v) arrange for the support of and/or liaise with relevant third party advisers and institutions including without limitation (A) law firms, (B) credit insurance brokers, (C) cargo insurance brokers, (D) local agents and inspectors, (E) local banking entities, and (F) shore tank operators;

(vi) perform review of all client, customer, and supplier trade documents, performing operational due diligence, including vessel chartering and clearance due diligence and insurance/LC confirmation;

(vii) perform administrative functions related to margin call and LTV calculations for the Fund;

(viii) monitor borrower compliance with financial covenants;

(ix) assist the Fund with opening operational sub-accounts in local jurisdictions;

(x) liaising with Fund for collection of security checks; and

(xi) perform bank account operational controls.

The Servicers shall make reports to the Board of its performance of its obligations hereunder and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Fund as it shall determine to be desirable; provided that nothing herein shall be construed to require the Servicers to, and the Servicers shall not, in its capacity as Servicers pursuant to this Agreement, provide any advice or recommendation relating to the securities and other assets that the Fund should purchase, retain or sell or any other investment advisory services to the Fund.

2. Records. The Servicers agree to maintain and keep all books, accounts and other records of the Fund that relate to activities performed by the Servicers hereunder and will maintain and keep such books, accounts and records in accordance with the Investment Company Act. The Servicers may delegate the foregoing responsibility to a third party with the consent of the Board, subject to the oversight of the Servicers and the Fund. In compliance with the requirements of Rule 31a-3 under the Investment Company Act, the Servicers agree that all records which it or its delegate maintains for the Fund shall at all times remain the property of the Fund, shall be readily accessible during normal business hours in London, UK, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request. The Servicers further agree that all records which it or its delegate maintains for the Fund pursuant to Rule 31a-1 under the Investment Company Act will be preserved for the periods prescribed by Rule 31a-2 under the Investment Company Act unless any such records are earlier surrendered as provided above. Records shall be surrendered in usable machine-readable form. The Servicers shall have the right to retain copies of such records subject to observance of its confidentiality obligations under this Agreement.

3. Confidentiality. The parties hereto agree that each shall treat all information provided by each party to the other regarding its business and operations. All confidential information provided by a party hereto, including nonpublic personal information (regulated pursuant to Regulation S-P), shall be used by any other party hereto solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party, without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by any regulatory authority, any authority or legal counsel of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation.

4. Compensation; Allocation of Costs and Expenses. In full consideration of the provision of the services of the Servicers, the Fund shall reimburse the Servicer for the costs and expenses incurred by the Servicer in performing its obligations, including the Fund’s allocable portion of the costs and expenses of providing personnel and facilities hereunder. Costs and expenses of the Servicers that are eligible for reimbursement by the Fund will be reasonably allocated to the Fund on the basis of time spent, assets under management, usage rates, proportionate holdings, a combination thereof or other reasonable methods determined by the Servicers.

The Fund will reimburse the Servicers or its affiliates for any such amounts paid on the Fund’s behalf to third parties in connection with the performance of services hereunder. From time to time, the Servicers may defer or waive fees and/or rights to be reimbursed for expenses hereunder in its sole discretion.

5. Limit of Liability. The Servicers and their respective officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with it (the “Indemnified Parties”) shall not be liable for any error of judgment or mistake of law or for any act or omission or any loss suffered by the Fund in connection with the matters to which this Agreement relates, provided that the Servicers shall not be protected against any liability to the Fund or their shareholders to which the Servicers would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the reckless disregard of its duties and obligations (“disabling conduct”). An Indemnified Party may consult with legal counsel, accountants, advisers, inspectors, superintendents and other recognised experts in respect of the Fund’s affairs and shall be fully protected and justified in any action or inaction which is taken in accordance with the advice or opinion of such counsel and accountants; provided, that such counsel, accountants or recognised experts were selected with reasonable care. Absent disabling conduct, the Fund will indemnify the Indemnified Parties against, and hold them harmless from, any damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) arising from the rendering of the Servicers’ services under this Agreement or otherwise as administrator for the Fund. The Indemnified Parties shall not be liable under this Agreement or otherwise for any loss due to the mistake, action, inaction, negligence, dishonesty, fraud or bad faith of any broker or other agent; provided, that such broker or other agent shall have been selected, engaged or retained and monitored by the Servicers in good faith, unless such action or inaction was made by reason of disabling conduct, or in the case of a criminal action or proceeding, where the Servicers had reasonable cause to believe its conduct was unlawful.

An Indemnified Party shall be entitled to advances from the Fund for payment of the reasonable expenses (including reasonable counsel fees and expenses) incurred by it in connection with the matter as to which it is seeking indemnification in the manner and to the fullest extent permissible under law. Prior to any such advance, the Indemnified Party shall provide to the Fund a written affirmation of its good faith belief that the standard of conduct necessary for indemnification by the Fund has been met and a written undertaking to repay any such advance if it should ultimately be determined that the standard of conduct has not been met. In addition, at least one of the following additional conditions shall be met: (a) the Indemnified Party shall provide a security in form and amount acceptable to the Fund for its undertaking; (b) the Fund is insured against losses arising by reason of the advance; or (c) a majority of a quorum of disinterested trustees or independent legal counsel, in a written opinion, shall have determined, based on a review of facts readily available to the Fund at the time the advance is proposed to be made, that there is reason to believe that the Indemnified Party will ultimately be found to be entitled to indemnification.

6. Activities of the Servicers. The services of the Servicers to the Fund are not to be deemed to be exclusive, and the Servicers and each affiliate is free to render services to others. It is understood that trustees, officers, employees and shareholders of the Fund are or may become interested in the Servicers and their affiliates, as trustees, officers, members, managers, employees, partners, shareholders or otherwise, and that the Servicers and trustees, officers, members, managers, employees, partners and shareholders of the Servicers and their affiliates are or may become similarly interested in the Fund as shareholders or otherwise.

7. Duration and Termination.

(a) This Agreement shall become effective as of the date first written above. This Agreement may be terminated at any time, without the payment of any penalty, on [120 days’] written notice, by the Fund or by the Servicers. The provisions of Section 5 of this Agreement shall remain in full force and effect, and the Servicers shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Servicers shall be entitled to any amounts owed under Section 4 through the date of termination or expiration, and Section 5 shall continue in force and effect and apply to the Servicers and their representatives as and to the extent applicable.

(b) This Agreement shall continue in effect for two years from the date hereof, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (i) the vote of the Board, and (ii) the vote of a majority of the Fund’s Board of Trustees who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party.

(c) This Agreement will automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act).

8. Amendments of this Agreement. This Agreement may be amended pursuant to a written instrument by mutual consent of the parties.

9. Governing Law. This Agreement shall be governed, construed and interpreted in accordance with the laws of the [State of New York], provided, however, that nothing herein shall be construed as being inconsistent with the Investment Company Act.

10. Entire Agreement. This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

11. Notices. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

GEMCORP COMMODITIES TRADING SA

By:
Name:
Title:

GEMCORP COMMODITIES TRADING (SERVICES) LIMITED

By:
Name:
Title:

GEMCORP COMMODITIES GLOBAL DMCC

By:
Name:
Title:

GEMCORP COMMODITIES ALTERNATIVE PRODUCST FUND

By:
Name:
Title: